ADTRAN HOLDINGS, INC.

INSIDER TRADING POLICY

Effective October 29, 2024

I. INTRODUCTION

United States (“U.S.”) federal and state securities laws and European Regulation No. 596/2014 (the “EU Market Abuse Regulation” or the “MAR”) prohibit buying, selling, or making other transfers of securities by persons who possess (i) material information that is not generally known or available to the public (as defined under the U.S. securities laws) and/or (ii) inside information (as defined under the MAR). These laws also prohibit persons with such information from disclosing it to others who trade securities on that information.

In light of these prohibitions, ADTRAN Holdings, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, employees, independent contractors, and consultants.

You are responsible for not violating U.S. federal and state securities laws, the MAR, or this Policy. We designed this Policy to promote compliance with U.S. federal and state securities laws and the MAR, as well as to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate U.S. federal insider trading laws and/or the MAR, you may have to pay civil or criminal fines. A violation of U.S. federal insider trading laws can result in civil liabilities of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years for violations of U.S. insider trading laws. In addition, the Company could be subject to a civil fine in the U.S. of up to the greater of $2.56 million (subject to adjustment for inflation) and three times the profit gained or loss avoided as a result of your insider trading violations, as well as a criminal fine of up to $25 million.

The U.S. Securities and Exchange Commission (“SEC”), the U.S. Financial Industry Regulatory Authority (“FINRA”), The Nasdaq Stock Market LLC (“NASDAQ”), the German Federal Financial Supervisory Authority (“BaFin”), the U.S. Department of Justice and state and other regulators are very effective at detecting and pursuing insider trading cases. The SEC and BaFin each have successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

If you have any questions, please contact the Company’s Chief Financial Officer or the Corporate Legal Department.

II. DEFINITIONS

A. What is “Material Nonpublic Information” under U.S. Securities Laws?

1. Material Information

Material information generally means information that there is a likelihood a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:

•
earnings information, quarterly results and guidance on earnings and other financial measures;

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

•
significant write-downs in assets or increases in reserves;
•
financial condition, including changes in revenue, market share or cost of service;
•
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalization, strategic alliances, joint ventures, licensing arrangements, or purchases or sales of substantial assets;
•
initiation of, or developments in, significant litigation, investigations, regulatory actions or proceedings;
•
significant regulatory developments;
•
liquidity issues;
•
extraordinary borrowings;
•
changes in debt ratings;
•
the Company entering into or the termination of any significant contract or agreement or substantially changing its business relationship with any significant business partner;
•
identification of a significant new business opportunity or the development of new significant technologies, products or intellectual property;
•
management or organizational changes, including with respect to the Board of Directors;
•
changes in compensation policy;
•
changes in accounting methods or policies;
•
changes in auditors;
•
notification by the Company’s independent auditor that the Company may no longer rely on the auditor’s report;
•
cybersecurity risks and incidents, including vulnerabilities and breaches;
•
events regarding Company securities (e.g., defaults on any outstanding debt, stock repurchase plans or stock splits; changes in dividends; or public or private sales of additional securities);
•
bankruptcy, corporate restructuring, or receivership; and
•
the imposition or existence of a special blackout period on trading in Company securities or the securities of another company, or the extension or termination of any such period.

Investigators from the SEC, FINRA, NASDAQ and other federal, state, and foreign regulators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. If you have questions regarding specific transactions, please contact the Company’s Chief Financial Officer or the Corporate Legal Department.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

2. Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

•
it has been released to the public by the Company through appropriate channels (e.g., by means of a widely disseminated press release or a filing with the SEC). The fact that information is posted on the Company’s website or on social media may not be sufficient to determine that such information is “public”; and
•
enough time has elapsed to permit the investment market to absorb and evaluate the information. You should generally consider information to be nonpublic until two (2) full trading days have elapsed following public disclosure. For example, if the Company discloses Material Nonpublic Information before the market opens on a Monday or while the market is open on a Monday, you may not trade until Wednesday (two full trading days after the Company’s release), so long as you do not have any additional Material Nonpublic Information after such release. If, however, the Company discloses Material Nonpublic Information after the market closes on such Monday, you may not trade until Thursday (two full trading days after the Company’s release), so long as you do not have any additional Material Nonpublic Information after such release.

B. What is “Inside Information” under the MAR?

Inside Information under the MAR is information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company or to one or more financial instruments of the Company, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. The term “financial instruments” shall have the meaning ascribed to such term in the MAR, including the common stock of the Company and any other securities issued by the Company, including derivatives thereof.

1.
Precise Nature

Information is of a “precise nature” if it indicates circumstances which exist or are expected to come into existence, or an event that has occurred or is expected to occur, where a conclusion can be drawn about the possible effect of those circumstances or events on the prices of the Company’s financial instruments.

2.
Protracted Process

In the case of a protracted process that is intended to bring about, or that results in a particular circumstances or event (e.g., an M&A transaction), the (multiple) intermediate steps of that process may be deemed to be Inside Information if any intermediate step itself satisfies the criteria described above.

3.
Likely to have a significant effect

Information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments, shall mean information a reasonable investor would be likely to use as part of the basis of his or her investment decisions.

C. Trading / Transactions

For purposes of this Policy, references to “trading” and “transactions” include, among other things the transactions set forth below:

o
purchases and sales of Company securities in public markets;

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

o
sales of Company securities obtained through the exercise of employee stock options granted by the Company (for example, through a broker- assisted cashless exercise, which involves the broker selling some or all shares underlying the stock option on the open market);
o
making gifts of Company securities (including charitable donations);
o
using Company securities to secure a loan;
o
voluntary elections you may make with respect to the Company stock fund under the Company’s 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund’s balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund; or
o
non-automatic changes to your deferred compensation investments involving Company securities.

References to “trading” and “transactions” do not include:

o
exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (“net exercise” is the use of shares underlying a stock option to pay the exercise price of the stock option and/or withhold tax obligations);
o
vesting of Company stock options, restricted stock or restricted stock units or other securities;
o
withholding of shares by the Company to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units;
o
automatic purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your prior payroll deduction and investment election;
o
automatic deferred compensation investments that were selected while you were not in possession of any Material Nonpublic Information;
o
transactions under a pre-existing written plan, contract, instruction, or arrangement designed in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or
o
transactions in mutual funds that are invested in Company securities, provided that Company securities do not make up a significant portion of the fund, and that the mutual fund is neither managed nor otherwise controlled by you.

You may freely exercise your stock options if no shares are to be sold, engage in “net exercises,” have the Company withhold shares to satisfy your tax obligations, and engage in the other transactions excluded from the definitions of “trading” and “transacting” without violating this Policy.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

III. PERSONS SUBJECT TO THIS POLICY

A. Provisions of this Policy Applicable to all Directors, Officers, Employees, Independent Contractors, and Consultants of the Company

The policies and procedures set forth in Articles I, II, III, IV and VII apply to all directors, officers, employees, independent contractors, and consultants of the Company, including its subsidiaries. These policies and procedures also apply to (i) your family members who reside with you (which may include a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in your household, and (iii) any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade or transact in Company securities (collectively, “family and household members”). These policies and procedures also apply to any corporation or other business entities controlled or managed by you or any of your family and household members, as well as any trusts for which you or any of your family and household members are the trustee or have a beneficial pecuniary interest. BaFin, the SEC and federal prosecutors may presume that trading by family and household members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. These policies and procedures do not, however, apply to personal securities transactions of family and household members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family and household members.

B. Provisions of this Policy Applicable to Company Insiders (i.e., Directors, Executive Officers, Senior Vice Presidents, and Persons Likely to be Exposed to Financial Results), as well as Restricted Persons

In addition, directors, executive officers, any employee of the Company employed at the level of Senior Vice President (or the equivalent) or higher, or any other employee who is involved in the preparation of or is reasonably expected to be exposed to the quarterly or annual financial statements of the Company prior to their public release (such directors, executive officers and employees, collectively, “Company Insiders”)1 are also required to comply with the policies and procedures set forth in Article V. We have designated those persons listed on Annex A attached hereto as Company Insiders as a result of their position with the Company and their access to Material Nonpublic Information. The Company’s Chief Financial Officer is authorized to and shall amend Annex A from time to time as necessary to reflect the addition, resignation, or departure of Company Insiders.

Unless the context requires otherwise, references in this Policy to a Company Insider shall be deemed to include his or her Closely Associated Persons. For purposes of this Policy, a “Closely Associated Person” of a person includes (i) any family and household member of such person, (ii) any corporation or other business entity controlled or managed by such person or a family or household member of such person, (iii) any trust for which such person, or a family or household member of such person, is the trustee

1 For clarity, any person who is considered a person discharging managerial responsibilities for purposes of the MAR (each, a “Managerial Person”), which is generally expected to be the Company’s Section 16 Insiders, shall also be considered a Company Insider for purposes of this Policy. Under the MAR, a Managerial Person includes (a) a member of the administrative, management or supervisory body of the Company or (b) a senior executive of the Company who (i) is not a member of the bodies referred to in clause (a), (ii) has regular access to Inside Information relating directly or indirectly to the Company and (iii) has the power to take managerial decisions affecting the future developments and business prospects of the Company.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

or has a beneficial pecuniary interest, and (iv) any “person closely associated” with such person for purposes of the MAR.2

From time to time, the Company may maintain a list of individuals (a “Restricted Person List”) who are aware of or have access to information and/or documents relating to a specific event or circumstance that may constitute Material Nonpublic Information and/or Inside Information (each such person, a “Restricted Person”). Upon notification by the Company of their inclusion in a Restricted Person List, each Restricted Person is required to comply with the policies and procedures set forth in Article V for so long as such designation applies. Furthermore, unless the context requires otherwise, references in this Policy to a Restricted Person shall be deemed to include his or her Closely Associated Persons.

C. Provisions of this Policy Applicable to Section 16 Insiders (i.e., Directors and Officers of the Company)

Finally, the policies and procedures set forth in Article VI shall apply to (i) the members of the Company’s Board of Directors and (ii) those individuals who are designated from time to time by the Board of Directors as “officers” of the Company (as defined in Rule 16a-1(f) of the Exchange Act for purposes of Section 16 (“Section 16”) of the Exchange Act (collectively, the “Section 16 Insiders”). The policies and procedures set forth in Article VI shall also apply to the Closely Associated Persons of the Section 16 Insiders to the extent provided therein. Upon election or appointment, each Section 16 Insider shall provide the Company’s Chief Financial Officer with the information about her/him and his/her Closely Associated Persons that is needed for inclusion in the list of Section 16 Insiders and their Closely Associated Persons that the Company maintains for the purpose of compliance with the MAR. The Section 16 Insiders shall notify the Company’s Chief Financial Officer of any amendments or updates to such list as and when relevant. In accordance with the MAR, each Section 16 Insider shall inform their Closely Associated Persons about their mandatory obligations and keep a copy of such notification.

IV. POLICIES AND PROCEDURES FOR ALL directors, officers, employees, independent contractors, and consultants of the Company

A. Trading Policy

You may not trade or transact in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, you may not trade or transact in the stock or other securities of any other company (e.g., the Company’s customers, distributors, suppliers, or firms with which the Company may be negotiating a major transaction) if you are aware of Material Nonpublic Information about that company that was learned in the course of or as a result of your employment with the Company or its subsidiaries. In addition, you may not trade or transact in the securities of the Company’s majority-owned subsidiary, Adtran Networks SE, while in possession of Material Nonpublic Information about either the Company or Adtran Networks SE. Please refer to the Adtran Networks Group Insider Dealing Policy with respect to trading in Adtran Networks SE’s securities.

You may not convey Material Nonpublic Information about the Company to others, or suggest that anyone purchase or sell Company securities, while you are aware of Material Nonpublic Information. You also may not convey Material Nonpublic Information about any other company to others, or suggest that anyone purchase or sell any company’s securities, while you are aware of Material Nonpublic Information

2 Under the MAR, and for purposes of this Policy, a “person closely associated” means (i) a spouse or a partner considered to be equivalent to a spouse, (ii) a dependent child, (iii) a relative who has shared the same household for at least one year on the date of the transaction concerned and (iv) a legal person, trust or partnership, the managerial responsibilities of which are discharged by a Managerial Person or by a person referred to in (i), (ii) or (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such person, or the economic interests of which are substantially equivalent to those of such person.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

about that company that was learned in the course of or as a result of your employment with the Company. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies that you learned in the course of or as a result of your employment with the Company. Persons with whom you have a history, pattern, or practice of sharing confidences - such as family members, close friends, and financial and personal counselors - may be presumed to act on the basis of information known to you; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and the person receiving the information has agreed, in writing, if appropriate, to keep the information confidential.

Notwithstanding the foregoing, nothing in this Policy shall be construed to prohibit you from having reported or reporting possible violations of U.S. federal law or regulation and/or German law or regulation or having filed or filing a charge or complaint with any U.S. and/or German governmental agency or entity as provided for, protected under or warranted by whistleblower or other similar provisions of applicable law or regulation. Furthermore, this Policy does not limit your ability to communicate with the SEC and/or BaFin or otherwise participate in any investigation or proceeding that may be conducted by the SEC and/or BaFin, including by providing documents or other information to the SEC and/or BaFin without notice to the Company.

B. Unauthorized Disclosure

All directors, officers, employees, independent contractors, and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with applicable securities laws (including U.S., German, and EU securities laws). All information you learn about the Company or its business plans is potentially nonpublic information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or, social acquaintances, and you are expressly prohibited from disclosing any information concerning the Company to, or participating in, so-called “expert networks” (i.e., organizations that provide specialized information and research services to the outsiders, such as hedge funds and mutual funds).

Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company, and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts, and investors and only in accordance with the Company’s Regulation FD Policy. If you receive inquiries of this nature, refer them to the Company’s Authorized Spokespersons as defined in the Company’s Regulation FD Policy.

Notwithstanding the foregoing, nothing in this Policy shall be construed to prohibit you from having reported or reporting possible violations of U.S. federal law or regulation and/or German law or regulation or having filed or filing a charge or complaint with any U.S. and/or German governmental agency or entity as provided for, protected under or warranted by whistleblower or other similar provisions of applicable law or regulation. Furthermore, this Policy does not limit your ability to communicate with the SEC and/or BaFin or otherwise participate in any investigation or proceeding that may be conducted by the SEC and/or BaFin, including by providing documents or other information to the SEC and/or BaFin without notice to the Company.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

C. Rule 10b5-1(c) Trading Plans

Rule 10b5-1(c) under the Exchange Act provides for an affirmative defense against insider trading liability under U.S. federal securities laws if trades or transactions occur pursuant to a prearranged “trading plan” that meets specified conditions. The Company will allow you to enter into a Rule 10b5-1(c) trading plan with respect to Company securities provided that the plan complies with the requirements set forth below.

Under Rule 10b5-1(c), if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of Material Nonpublic Information, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned Material Nonpublic Information. A plan effected in accordance with the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not be aware of any Material Nonpublic Information at the time of the trades. Trading plans can be established for a single trade or a series of trades.

It is important that you properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you do not modify your trading instructions while you are aware of Material Nonpublic Information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

All Rule 10b5-1(c) trading plans, contracts and instructions entered into by Company Insiders are required to be reviewed and approved by the Company’s Chief Financial Officer (or the Chief Executive Officer in the event that the Chief Financial Officer intends to enter into a Rule 10b5-1(c) Plan) for compliance with Rule 10b5-1(c) and the Company’s policies concerning such programs, prior to implementing any such plan, contract or instruction. In addition, all amendments, modifications, and terminations of an existing Rule 10b5-1(c) trading plan by a Company Insider must be reviewed and approved by the Chief Financial Officer or Chief Executive Officer, as applicable, before any such amendments, modifications, or terminations are effected. Please be aware that the Company may prohibit you from making certain amendments or modifications, or from prematurely terminating the Rule 10b5-1(c) Plan, for the purposes of complying with the MAR.

Transactions pursuant to Rule 10b5-1(c) trading plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.

V. POLICIES AND PROCEDURES FOR COMPANY INSIDERS AND Restricted persons

A. Overview

The subsections set forth below apply to Company Insiders and/or Restricted Persons as specified therein. These restrictions also apply such individuals’ Closely Associated Persons.

B. Quarterly Blackout Periods

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

Unless authorized in writing by the Chief Financial Officer (following consultation with counsel), Company Insiders may not trade or transact in Company securities during the period (each a “Quarterly Blackout Period”) beginning immediately after the close of trading on the fourteenth (14th) day of the last month of each fiscal quarter (i.e., immediately after the close of trading on March 14th, June 14th, September 14th and December 14th) and ending at the close of trading on the second (2nd) trading day following the date on which the Company’s final financial results for the applicable quarterly or annual period are publicly disclosed (by press release and/or Form 8-K). For example, if earnings information for a completed quarter were released on a Tuesday, the applicable Quarterly Blackout Period would continue through the close of trading on Thursday. During these Quarterly Blackout Periods, Company Insiders are presumed to possess Material Nonpublic Information about the Company’s financial results. If the Chief Executive Officer and/or the Chief Financial Officer wishes to effect a trade in the Company’s securities during a Quarterly Blackout Period, he or she shall require the prior written consent of the Board of Directors. Permission to trade in the securities during a Quarterly Blackout Period shall only be granted in the case of unusual, exceptional circumstances3 and where such trading is otherwise not prohibited under applicable law.

In light of these restrictions, if you expect a need to sell Company securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1(c) trading plan as discussed in Section IV.C.

While the Company has designed its Quarterly Blackout Periods to comply with the MAR, all Managerial Persons4 remain responsible for observing the statutory closed periods set forth under the MAR. Consequently, Managerial Persons may not conduct any transactions on their own account or for the account of a third party, directly or indirectly, relating to the shares or debt instruments of the Company or to derivatives or other financial instruments linked to them during a period of thirty (30) calendar days prior to the (anticipated) release of the relevant financial results, including any preliminary financial results, containing key information relating to the Company’s financial figures. This includes the release of financial results containing key information relating to the Company’s financial figures via an ad hoc notification, an earnings release, or an SEC filing.

C. Special Blackout Periods

From time to time, Material Nonpublic Information regarding the Company (e.g., the negotiation of a merger, acquisition or disposition, an investigation or assessment of cybersecurity incidents, new product developments, or matters affecting the Company’s previously announced results or financial statements) may be pending and not publicly disclosed. While such information is pending, the Company may impose a special blackout period (a “Special Blackout Period”) during which the Restricted Persons are prohibited from trading or transacting in Company securities without the written authorization of the Chief Financial Officer. The Restricted Persons shall be notified by the Company’s Chief Financial Officer via email of the details of Special Blackout Period.

If the Chief Executive Officer and/or the Chief Financial Officer wishes to effect a trade in the Company’s securities during a Special Blackout Period, he or she shall require the prior written consent of the Board of Directors. Permission to trade in the securities during a Special Blackout Period shall only be granted in the case of unusual, exceptional circumstances and where such trading is otherwise not prohibited under applicable law.

3 Unusual, exceptional circumstances may include the trading in securities in the case of severe financial hardship or where the timing of the sale is critical for significant tax planning purposes.

4 Managerial Persons are generally expected to be the individuals that fall under the category of Section 16 Insiders.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

D. No Trading While in Possession of Material Nonpublic Information

Even if no Quarterly Blackout Period or Special Blackout Period is in effect, the restrictions set forth in Article IV, including the restriction on trading or transacting in Company securities while in possession of Material Nonpublic Information set forth in Section IV.A., continue to apply to all Company Insiders and Restricted Persons, just as they do to all of the Company’s directors, officers, employees, independent contracts and consultants. Accordingly, no Company Insiders or Restricted Persons possessing Material Nonpublic Information concerning the Company may trade or transact in Company securities. Persons possessing such information may trade or transact in Company securities only after the close of trading on the second (2nd) full trading day following the Company’s widespread public release of the information.

E. Policy Regarding Speculative Transactions, Hedging, Pledging and Trading on Margin

Company Insiders are for purposes of this Policy required to comply with the restrictions set forth below.

1.
Speculative Transactions

It is against Company policy for Company Insiders to engage in speculative transactions in Company securities. As such, it is against Company policy for Company Insiders to trade in puts or calls in Company securities, or sell Company securities short.

2.
Hedging Transactions

Company Insiders are prohibited from engaging in any hedging transactions involving Company securities because certain forms of hedging transactions, such as zero cost collars and forward sale contracts, in certain instances involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities.

3.
Pledging and Trading on Margin

Securities held on margin (or margined) or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, Company Insiders are prohibited from margining Company securities or pledging Company securities as collateral for a loan.

4.
Short-Term Trading

Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the date of purchase.

F. Retirement Plan Trading Suspensions

If the Company or the Company’s retirement plan fiduciary imposes a temporary suspension of trading during which at least 50% of the retirement plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in the equity securities of the Company, then Company Insiders generally may not trade or transact in Company securities.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

G. Rule 144

Company Insiders who are directors or executive officers of the Company may be deemed to be “affiliates” of the Company. Consequently, shares of Company common stock held by such Company Insiders may be considered to be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares that affiliates may be able to sell and provides that certain procedures must be followed before they can sell shares of Company common stock. Contact the Company’s Chief Financial Officer for more information on Rule 144. It is the responsibility of applicable director or executive officer to notify his or her stock brokerage company of his or her status as a Rule 144 affiliate of the Company.

VI. POLICIES AND PROCEDURES FOR SECTION 16 INSIDERS

A. Overview

Section 16 Insiders are for purposes of this Policy required to comply with the restrictions covered below. These restrictions also apply to such individuals’ Closely Associated Persons to the extent set forth in the subsections below.

B. Preclearance

The Company requires each Section 16 Insider to contact the Company’s Chief Financial Officer before such Section 16 Insider or his or her Closely Associated Persons effects any trade or transaction in Company securities (including a stock plan transaction such as an option exercise, a gift, a contribution to a trust or any other transfer) and obtain prior approval of such trade or transaction from the Company. A Pre-Clearance of Stock Transaction Form (“Pre-Clearance Form”) is available for this purpose and may be located on the internal intranet Legal Compliance Bridge website (____). You may also email or contact the Chief Financial Officer to request the Pre-Clearance Form or for any other assistance. All requests must be submitted to the Company’s Chief Financial Officer (or the Chief Executive Officer in the event that the Chief Financial Officer intends to effect a trade or transaction in Company securities outside of a Quarterly Blackout Period or a Special Blackout Period) at least two (2) business days in advance of the proposed transaction. The Company’s Chief Financial Officer or Chief Executive Officer, as applicable, will then determine whether the transaction may proceed. This preclearance policy applies even if you are initiating a trade or transaction at a time where no Quarterly Blackout Period or Special Blackout Period is in effect. As set forth in Sections V.B and V.C, if the Chief Executive Officer and/or the Chief Financial Officer wishes to effect a trade in the Company’s securities during a Quarterly Blackout Period or a Special Blackout Period, he or she shall require the prior written consent of the Board of Directors.

If a trade or transaction is approved under the preclearance policy, it must be executed within five (5) business days after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company, if a Quarterly Blackout Period or Special Blackout Period begins and you have not obtained the Company’s express written approval to trade during the applicable blackout period, or if the Company revokes its approval. If a trade or transaction is not completed within the period described above, it must be approved again before it may be executed.

If a proposed trade or transaction is not approved under the preclearance policy, you should refrain from initiating any trade or transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction.

C. Section 16 of the Exchange Act

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

Section 16 Insiders are also required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16. The practical effect of these provisions is that (i) Section 16 Insiders will be required to publicly report their transactions in Company securities or, to the extent required by law, the transactions of Closely Associated Persons in Company securities (usually within two (2) business days of the date of the transaction) and (ii) Section 16 Insiders (including Closely Associated Persons to the extent required by law) who purchase and sell Company securities, as determined by Section 16, within a six-month period will be required to disgorge all profits to the Company regardless of whether they had knowledge of any Material Nonpublic Information. In order to facilitate compliance with the reporting obligations under Section 16, Section 16 Insiders are required to pre-clear their transactions in Company securities, including the transactions of their Closely Associated Persons, as set forth in Section VI.B above. The Company has provided separate materials to the Section 16 Insiders regarding compliance with Section 16 and its related rules (see the document titled “Adtran Section 16 Reporting Person Trading Procedure”). It is the responsibility of each Section 16 Insider to notify his or her stock brokerage company of his or her status as a Section 16 Insider.

D. Directors Dealings’ Notifications under Article 19(1) of the EU Market Abuse Regulation

In addition, Section 16 Insiders will also be required to comply with the reporting obligations set forth under Article 19(1) of MAR. The practical effect of these provisions is that they will be required to report their transactions in Company securities and, to the extent required by law, the transactions of Closely Associated Persons in Company Securities (usually within three (3) business days of the date of the transaction) to BaFin via the filing of directors dealings’ notifications. In order to facilitate compliance with the reporting obligations under Article 19(1) of MAR, Section 16 Insiders are required to pre-clear their transactions in Company securities, including the transactions of their Closely Associated Persons, as set forth in Section VI.B above. The Company may provide separate materials to officers and directors regarding compliance with Article 19(1) of MAR.

VII. MISCELLANEOUS

A. Certification

All directors, officers, employees, independent contractors, and consultants will be required to certify their understanding of and intent to comply with this Policy pursuant to the Acknowledgement and Receipt attached hereto as Annex B.

B. Noncompliance

Each director, officer, employee, independent contractor, or consultant who fails to comply with this Policy or who refuses to certify that he or she has complied with it, if applicable, will be subject to disciplinary action, which could include termination of employment, in accordance with applicable law.

C. Post-Termination Transactions

This Policy will continue to apply to your transactions in Company securities after your employment or service with the Company or its subsidiaries has terminated until such time as you are no longer aware of any Material Nonpublic Information and/or Inside Information or until that information has been publicly disclosed or is no longer material.

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

ANNEX A

COMPANY INSIDERS

[To be maintained by the Company]

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20

ANNEX B

RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received and read a copy of the Company’s Insider Trading Policy (the “Policy”) and agree to comply with its terms, including the policies referenced therein, which have been provided to me. I understand that a violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that a violation of the terms of the Policy may subject me to discipline by the Company up to and including termination for cause.

Print name:

Signature:

Date:

DOCPROPERTY "CUS_DocIDChunk0" 111035778.20